Exhibit 99.1

Eastside Distilling, Inc. Announces Asset Purchase and Services Agreement between Craft Canning and Aprch Beverages

PORTLAND, Oregon, June 3, 2022 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that manufactures premium spirits and ready-to-drink craft cocktails while also providing services to the craft beverage industry, today announced that its subsidiary, Craft Canning + Printing, has entered into an asset purchase agreement and a services agreement with Aprch Beverage Co, maker of wellness beverages. Craft Canning has acquired the production facility previously operated by Aprch Beverage Co. in Portland, Oregon and has contracted to be the exclusive provider of can printing and co-packing services to Aprch for products distributed by Aprch in Washington State or Oregon, including all of Aprch’s CBD water flavors. Craft Canning began supplying both cans and services to Aprch as of last week.

Geoffrey Gwin, Eastside’s Chief Executive Officer, commented, “we are excited to enter into this long-term relationship with Aprch, which has experienced stunning success building their CBD and wellness water brands. This relationship launches Craft Canning into fixed co-packing CBD products with a world class client. The deal highlights the value of our digital printing technology and our end-to-end production capabilities serving the Pacific Northwest.”

Brett Wiley, Aprch co-founder, commented, “we are happy to be working with Craft Canning to provide our packaging needs and are excited to introduce a fully recyclable and sustainable can to our product lineup.”

About Aprch® Beverage Co.

Based in Portland, Oregon, Aprch is a beverage company inspired by adventure, integrity, health and the outdoors. We love making the most of each day, but doing so requires the right nutrition and hydration. That’s why we created Aprch - a lineup of sparkling beverages built to support your day. We’ve crafted nutrient-rich drinks with zero calories, zero sugar, and zero caffeine. Whether you’re building a foundation with an Aprch Sparkling Wellness Water or winding down with an Aprch CBD Sparkling Water, you’ll find a new sense of nourishment with every sip. Open. Sip. Relax

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland Oregon since 2008, while its wholly owned Craft Canning + Printing has been servicing the craft beverage industry throughout the Pacific Northwest. The Company is distinguished by its highly decorated product line that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause results to differ from our expectations include the general risks of business development but also the specific risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 30, 2022. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue and profitability, our ability to reduce operating or other expenses, the anticipated demand from the craft beer industry and the effects of COVID-19, including the impact of the pandemic on sales and the success of initiatives implemented to address the business disruption resulting from COVID-19. The Company assumes no obligation to update the cautionary information in this press release.

SOURCE: Eastside Distilling, Inc.